                                                                      EXHIBIT 12


                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES

                               DECEMBER 31, 2000

                     (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)


                                                                               YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------------------------------------
                                                           2000           1999          1998           1997          1996
                                                       -------------  ------------- -------------  ------------- --------------
Income before income taxes                              $    56,756    $    54,299  $    106,188    $    46,865   $    24,696
Add:    Minority interest in consolidated real estate
           affiliates                                         6,622          4,068         4,257          2,478         1,063
        Equity in income of unconsolidated real
           estate affiliates                                (11,412)        (9,259)       (5,949)        (3,887)       (3,707)
        Distributions from unconsolidated real estate
           affiliates                                        19,299          8,004         9,812         10,013        11,430
        Interest expense                                    186,814        184,496       106,852         57,472        40,233
Less:   Gain on sale of investments, net                          -         (1,971)      (53,895)             -             -
                                                       -------------  ------------- -------------  ------------- --------------

Total earnings available to cover fixed charges         $   258,079    $   239,637  $    167,265    $   112,941   $    73,715
                                                       =============  ============= =============  ============= ==============

Total fixed charges-interest expensed and capitalized   $   191,743    $   186,811   $   108,410    $    58,876   $    41,736
Total preferred stock dividends                              42,040         37,260        17,619         11,428         4,264
                                                       -------------  ------------- -------------  ------------- --------------
Total combined fixed charges and preferred stock
   dividends                                            $   233,783    $   224,071   $   126,029    $    70,304   $    46,000
                                                       =============  ============= =============  ============= ==============

Ratio of earnings to fixed charges                            1.35x          1.28x         1.54x          1.92x         1.77x
                                                       =============  ============= =============  ============= ==============
Ratio of earnings to fixed charges and preferred
   stock dividends                                            1.10x          1.07x        1.33x           1.61x         1.60x
                                                       =============  ============= =============  ============= ==============

Supplemental disclosure of ratio of funds from
   operations (FFO) to fixed charges:
FFO                                                     $   195,238    $   177,023   $   140,839    $   111,271   $    75,842
Interest expense                                            186,814        184,496       106,852         57,472        40,233
                                                       -------------  ------------- -------------  ------------- --------------
Adjusted FFO available to cover fixed charges           $   382,052    $   361,519   $   247,691    $   168,743   $   116,075
                                                       =============  ============= =============  ============= ==============
Total fixed charges-interest expense                    $   191,743    $   186,811   $   108,410    $    58,876   $    41,736
Total preferred stock dividends                              42,040         37,260        17,619         11,428         4,264
                                                       -------------  ------------- -------------  ------------- --------------
Total combined fixed charges and preferred stock
   dividends                                            $   233,783    $   224,071   $   126,029    $    70,304   $    46,000
                                                       =============  ============= =============  ============= ==============
Ratio of FFO to fixed charges                                 1.99x          1.94x         2.28x          2.87x         2.78x
                                                       =============  ============= =============  ============= ==============
Ratio of FFO to fixed charges and preferred stock
   dividends                                                  1.63x          1.61x         1.97x          2.40x         2.52x
                                                       =============  ============= =============  ============= ==============